Exhibit 10.7.4

Jackson Office Properties, Inc.

Wed. Apr 4, 2007

Via Electronic Transmission

Jackson Office Properties, Inc. and

c/o Saks Incorporated

3455 Highway 80 West

Jackson MS 39209

Attn.: Michael Rodgers

April 4, 2007

Re: Amendment to (i) Servicing Agreement dated as of April 15,2003 (as amended, the “Servicing Agreement”) between Jackson Office Properties, Inc.(“Servicer”), successor in interest to McRae’s, Inc., and Household Corporation, now known as HSBC Private Label Corporation (“HSBC PLC”), (ii) Program Agreement dated as of April 15,2003 (as amended, the “Program Agreement”) between Servicer, Sales, Incorporated (“Saks”), and Household Bank (SB), N.A., now known as HSBC Bank Nevada, N.A. (“HSBC Nevada”), and (iii) Co-Brand Program Agreement dated August 11, 2006 (as amended, the “Co-Brand Agreement”) between Saks and HSBC Nevada.

Dear Mike:

This letter sets forth the Agreement between Servicer, Saks, HSBC PLC and HSBC Nevada regarding certain amendments to the Servicing Agreement, the Program Agreement and the Co-Brand Agreement. Capitalized words used in this letter agreement and not otherwise defined will have the meanings ascribed to such words in the Servicing Agreement.

Servicer, Saks, HSBC PLC and HSBC Nevada agree as follows:

1. Effective from and after March 1, 2007, the definitions of “Active Account” and “Monthly Servicing Fee Rate” set forth on Exhibit 2.2(b) of the Servicing Agreement are deleted and the following definitions are inserted into Exhibit 2.2(b) of the Servicing Agreement:

As shown in the Active Account field on the Trial Balance Reports, “Active Account” means any Account having activity during a given month, even if the Cardholder’s balance at the end of the month is zero. For example, if a balance exists on the Account at the beginning of the month and the Cardholder pays this balance off to zero, the Account would still be considered to be an Active Account.

If the Account balance starts and ends the month at zero and there is no monetary activity on the Account during that month, the Account would not be considered to be an Active Account.

“Inactive Account” means any Account for which the Account balance starts and ends the month at zero and there is no monetary activity on the Account during that month.

“Monthly Servicing Fee Rate” means $1.30.

2. With respect to private label Accounts, notwithstanding anything to the contrary stated in the Servicing Agreement, commencing not later than March 31, 2007 and continuing through the expiration of the term of the Servicing Agreement (as the same may be extended), HSBC PLC shall assume from Servicer complete responsibility for the Statement Preparation and Mailing Service described as item VII of Exhibit 2.02(a)-1 of the Servicing Agreement. There will be no adjustment to the Servicing Fee or the Servicing Fee Rate as a result of HSBC PLC taking over this Service.

3. From March 1, 2007 forward, the Servicing Fee to be paid by HSBC PLC for any calendar month shall be the product of:

(a) the Active Account Total with respect to such calendar month;

(b) the Monthly Servicing Fee Rate; and

(c) the CPI Adjustment with respect to such calendar month.

For example, under this formula, the Servicing Fee for December 2006 would have been $1.42 per Active Account. For the avoidance of doubt, HSBC PLC shall not pay this fee for Inactive Accounts.

4. Notwithstanding anything to the contrary stated in the Program Agreement, commencing as of April 15, 2007, for purposes of calculating the Marketing Contribution (as defined in the Program Agreement), the number “0.14%” set forth in Section 2.04(b) of the Program Agreement is deleted and replaced with “0.12%”.

5. Notwithstanding anything to the contrary stated in the Program Agreement, Sales and HSBC Nevada agree that the credit terms applicable to the Saks Fifth Avenue Accounts (as defined in the Program Agreement) may be modified as follows:

(a) The interest rate applicable to the Accounts may be increased to a variable interest rate with an “annual percentage rate” (as defined in the Truth in Lending Act) equal to the Prime Rate (as defined in the Program Agreement) plus 15.40%, with a floor of 22.9%;

(b) The top late fee tier may be increased from $32 to $35;

(c) For purposes of late charge assessment, the number of days before payment is due may be reduced to 25 days after the Account closing date plus not less than

a 5 day grace period. For the avoidance of doubt, Servicer Saks and HSBC Nevada agree that the late fee may not be assessed against a Cardholder with respect to an unpaid Account balance unless the Cardholder remains past due as of the closing date for the following month’s billing statement (“New Billing Statement Closing Date”); and

(d) Finance charges will be assessed as of the New Billing Statement Closing Date.

6. Notwithstanding anything to the contrary stated in the Co-Brand Agreement, but subject to the last sentence of this paragraph 6, not later than October 1, 2007, Servicer will assume responsibility for inbound Cardholder inquiry phone calls with respect to the MasterCard portion of the Dual Card Accounts (as defined in the Co Brand Agreement). HSBC Nevada shall make all reasonable efforts to cause all systems to be developed, installed, fully operational, and available to Servicer to the extent necessary or appropriate to allow Servicer to perform the services described in this paragraph 6 by October 1, 2007. Servicer shall not be obligated to perform the service described in this paragraph 6 prior to the date such systems are developed, installed, fully-operational, and available to Servicer. There will be no change in the Servicing Fee as a result of Servicer’s assumption of responsibility for inbound Cardholder inquiry phone calls.

Please indicate your agreement to the foregoing by signing below and returning this letter to the undersigned via facsimile transmission at (847) 205-7417. If you have any questions, please contact me directly al (847) 564-6859.

Sincerely,

HSBC PRIVATE LABEL CORPORATION (only for purposes of amending the Servicing Agreement)

HSBC BANK NEVADA, N.A. (only for purposes of amending the Co-Brand Agreement and the Program Agreement)

Accepted and Agreed on this 10 day of April, 2007.

SAKS, INCORPORATED (only for purposes of amending the Program Agreement and Co-Brand Agreement)

JACKSON OFFICE PROPERTIES, INC. (only for purposes of amending the Servicing Agreement)